Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP

Aspen Insurance Holdings Limited
141 Front Street
Hamilton, Bermuda, HM19, Bermuda

November 13, 2013

Ladies and Gentlemen:

We have acted as United States counsel to Aspen Insurance Holdings Limited, a company organized under the laws of Bermuda (the “Company”), in connection with (i) the preparation and filing on April 5, 2013 with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-187742) (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”) and (ii) the Prospectus Supplement dated November 5, 2013, of the Company (the “Prospectus Supplement”), filed with the Commission on November 7, 2013 and relating to the offer and sale under the Securities Act of $300,000,000 aggregate principal amount of the Company’s 4.650% senior notes due 2023 (the “Notes”),  issued under an indenture dated August 16, 2004 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by a third supplemental indenture, dated November 13, 2013 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”),  between the Company and the Trustee, in accordance with the underwriting agreement (the “Underwriting Agreement”), dated November 5, 2013, among the Company and Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., and HSBC Securities (USA) Inc., as representatives of the several underwriters named therein.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Registration Statement and (b) the Indenture.

We have relied, with respect to certain factual matters, upon representations of officers of the Company. In addition, we have relied upon the opinion furnished by Appleby (Bermuda) Limited, the Company’s special legal and tax counsel in Bermuda, incorporated by reference to the Registration Statement and filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated as of the date hereof.

We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and in reliance thereon, we are of the opinion that, assuming the due authorization and execution of the Notes by the Company under Bermuda law, when the Notes are authenticated in accordance with the provisions of the Indenture by the Trustee and delivered and paid for by the Company, such Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, moratorium, receivership, conservatorship, liquidation, fraudulent conveyance or transfer and similar laws relating to or affecting creditors’ rights generally and to general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

We are admitted to practice only in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 13, 2013. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We are furnishing this opinion to you, solely for your benefit, for the purpose noted herein. This opinion may not be relied upon by any other person or for any other purpose or used, circulated or otherwise referred to for any other purpose.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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